FOR IMMEDIATE RELEASE

TELANETIX AQCUIRES LEADING AUDIO VISUAL INTEGRATORS AND EXPANDS TELEPRESENCE OFFERING

ACQUISITION ADDS CUSTOM TELEPRESENCE CAPABILITIES AND INCREMENTAL REVENUE OPPORTUNITIES

San Diego, CA. April 4, 2007-- Telanetix, Inc. (OTCBB:TNXI), a leading developer of telepresence solutions, announced today that it has acquired two leading audio visual integrators; Union Labor Force One (ULF) and Audio Visual Systems Integration (AVS).  The acquisition of these two firms adds custom telepresence engineering capabilities and field integration services to Telanetix’s current offerings, and allows the company to extend its revenue streams.  AVS and ULF have been active Telanetix channel partners since 2005.

“Adding AVS’ design and build capabilities to Telanetix allows us to provide high quality telepresence technology, on a fully interoperable platform, built to the look and feel of each unique customer,” stated Tom Szabo, Telanetix Chairman and CEO. “We have found that customers want more than pre-fabricated offerings and with these acquisitions we will be able to meet market demand for highly customized solutions.  Our platform allows us to integrate AVS’ core competencies with our own, in order to provide our clients with systems that meet all of their unified communication needs.”

“Over the past 18 months we have generated significant momentum with the Digital Presence product line from Telanetix.  It’s a revolutionary technology that provides us with the flexibility to satisfy the ever growing demands of our customers,” said Bob Leggio, President of AVS.  “As audio visual and information technologies continue to merge, the combined companies will be in a superior position to lead the market with innovative solutions.”

In addition to expanding Telanetix ability to offer customized solutions these acquisitions represent an opportunity to strengthen the sales channel.  The newly consolidated companies will offer the standard Telanetix Digital Presence product line, the Telanetix Executive line and custom Telanetix Digital Presence environments.  ULF will continue to provide field labor, installation, integration, maintenance and services.  Telanetix, AVS and ULF each have unique core competencies and will offer products and services independently as well as in a complete solution.

About Telanetix, Inc.

Telanetix, Inc. has developed a unique technology which creates a fully immersive and interactive environment that integrates audio, video, and data from multiple locations into a single environment regardless of geographic boundaries.  The company's Digital Presence Technology delivers full size, face-to-face images of realtime video, audio, and data in high resolution at 30 frames per second which is so profoundly real that users feel as if they are all present in the same room.  Using Telanetix developed Digital Presence Codecs and advanced MPEG-4 compression on a Linux platform, the Company has effectively replaced the central videoconferencing bridge of legacy systems with a high quality decentralized IP solution providing quality significantly greater than those found in most existing technologies.

 Additional information is available at the Telanetix Corporate website at www.telanetix.com.

About Audio Visual Integrations

Founded in 1998, AVSI LLC has provided professional audio-visual expertise to the private and corporate practices. AVSI offers the full range of services to clients and end-users as the single point of contact during design and project implementation.

About Union Labor Force One

ULF provides IBEW union labor for audio visual, electrical and teledata services throughout the United States.

CONTACTS:

Rick Ono, Telanetix, (858) 362-2250, Terry McGovern, Vision Advisors (415) 902-3001, Warren Dexter, SFC, Inc. (503) 722-7300, Todd Barrish, Dukas Public Relation (212) 704-7385

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

(###)